Exhibit 4.25

AMENDMENT NO. 1 TO WARRANT TO PURCHASE STOCK

THIS AMENDMENT NO. 1 TO WARRANT TO PURCHASE STOCK is made as of October 6, 2011, by and between Gold Hill Capital 2008, L.P. (“Holder”) and Exa Corporation, a Delaware corporation (the “Company”).

WHEREAS, Holder is the holder of that certain Warrant to Purchase Stock dated as of January 28, 2011 issued by the Company to Holder (the “Warrant”); and

WHEREAS, in connection with certain credit transactions of even date herewith between the Company and Holder, the parties hereto desire to amend the Warrant in the manner set forth below;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Warrant Amendment. The Warrant is hereby amended by deleting Paragraph A thereof in its entirety and substituting the following new Paragraph A therefor, such new Paragraph A to be effective from and after the date of this Amendment No. 1:

“A. Number of Shares. This Warrant shall be exercisable for the Initial Shares, plus the Additional Exercisable Shares, if any (collectively, the “Shares”).

(1) Initial Shares. As used herein, “Initial Shares” means 710,000 shares of the Class, subject to adjustment from time to time in accordance with the provisions of this Warrant.

(2) Additional Exercisable Shares. All additional shares of the Class for which this Warrant becomes exercisable pursuant to this Paragraph A(2) are referred to herein collectively as the “Additional Exercisable Shares.”

(a) Upon the date of each Growth Capital Advance (as defined in the Loan Agreement) made by Holder (or its affiliate) to the Company on or after October 6, 2011 and prior to November 30, 2011, this Warrant automatically shall become exercisable for such number of additional shares of the Class as shall equal (i)(A) 0.0913, multiplied by (B) the amount of such Growth Capital Advance made by Holder (or its affiliate), divided by (ii) the Warrant Price in effect on and as of the date of such Growth Capital Advance, subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant.

(b) Upon the occurrence, if at all, of the First Draw Period Extension Event (as defined in the Loan Agreement), this Warrant automatically shall become exercisable for an additional 150,000 shares of the Class, subject to adjustment from time to time in accordance with the provisions of this Warrant.

(c) Upon the date of each Growth Capital Advance made by Holder (or its affiliate) to the Company on or after November 30, 2011 and prior to January 31, 2012, this Warrant automatically shall become exercisable for such number of additional shares of the Class as shall equal (i)(A) 0.0510, multiplied by (B) the amount of such Growth Capital Advance made by Holder (or its affiliate), divided by (ii) the Warrant Price in effect on and as of the date of such Growth Capital Advance, subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant.

(d) Upon the occurrence, if at all, of the Second Draw Period Extension Event (as defined in the Loan Agreement), this Warrant automatically shall become exercisable for such number of additional shares of the Class as shall equal (i) 340,000 (as such number may be adjusted from time to time upon the occurrence of one or more events described in Article 2 hereof), less (ii) the aggregate number of Additional Exercisable Shares for which this Warrant previously shall have become exercisable pursuant to the provisions of Paragraph A(2)(a) – (c) above, subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant.”

(3) Maximum Shares. In no event will this Warrant become exercisable for more than 1,050,000 shares of the Class, subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant.

2. Certain Events. The Company represents and warrants to Holder that, from the original Issue Date of the Warrant through the date hereof, there has been no event of a type described in Articles 2.1, 2.2, 2.3 or 2.7 of the Warrant affecting the outstanding shares of the Class (as defined in the Warrant).

3. No Other Amendments. Except as amended hereby, the Warrant shall remain in full force and effect as originally written.

4. Governing Law. This Amendment No. 1 shall be governed by and construed in accordance with the Delaware General Corporation Law, and the laws of the Commonwealth of Massachusetts without giving effect to its principles regarding conflicts of law.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Warrant to Purchase Stock as of the date first above written.

EXA CORPORATION

By:	/s/ Edmond L. Furlong
Name:	Edmond L. Furlong
Title:	COO/CFO

GOLD HILL CAPITAL 2008, L.P.

By:	Gold Hill Capital 2008, LLC, its
general partner

By:	/s/ Jeff Brown
Name:	Jeff Brown
Title:	Associate
Gold Hill Capital

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